Exhibit 10.4

NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (“Agreement”) has been entered into as of the ___ day of _______ between FINWARD BANCORP, an Indiana corporation (the “Company”), and ___________, an [employee/director] of the Company or one of its affiliates (“Participant”), pursuant to the Company’s 2015 Stock Option and Incentive Plan (the “Plan”). Capitalized terms used herein and not defined herein have the meanings set forth in the Plan.

WHEREAS, the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) has determined to grant to Participant an option to purchase shares of the Company’s Common Stock, without par value (“Common Stock”), pursuant to the terms and conditions as provided in the Plan and this Agreement; and

WHEREAS, the Company and Participant desire to set forth the terms and conditions of the option;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and the Participant agree as follows:

Section 1.    Grant of Option and Exercise Price. Subject to the terms and conditions stated in the Plan and this Agreement, as of ___________, _____ (the “Date of Grant”), the Committee granted to Participant an option (the “Option”) to purchase _____ shares of the Company’s Common Stock (the “Shares”) at an exercise price of $ ___ per Share (the “Exercise Price”).

Section 2.   Nonqualified Stock Option. This option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

Section 3.    Exercise of Option. The Option shall become exercisable as follows or on such earlier date as provided in the Plan; _________..

Section 4.    Term of Option. Unless sooner terminated as provided in the Plan and this Agreement, the Option shall expire on __________, _____.

Section 5.    Method of Exercise. The Participant may exercise the Option in the manner stated in the Plan.

Section 6.    Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge or otherwise encumber the Option except, in the event of death of Participant, by will or the laws of descent and distribution.

Section 7.   Termination. If the Participant ceases to maintain Continuous Service for cause, or voluntarily for any reason other than death, Disability or Retirement, all rights under the Option shall terminate immediately upon cessation of Continuous Service. If the Participant ceases to maintain Continuous Service by reason of death, Disability or Retirement, then the Participant may exercise the Option, but only to the extent the Participant was entitled to exercise the Option at the date of such cessation, at any time during the remaining term of the Option. If the Participant ceases to maintain Continuous Service for any reason other than those set forth above, Participant may exercise the Option to the extent that the Participant was entitled to exercise the Option at the date of such cessation for a period of three months immediately succeeding such cessation of Continuous Service, and in no event after the expiration date of the Option.

Section 8.    Plan Controlling. The Option and the terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon the Participant and his or her legal representatives.

Section 9.   Qualification of Rights. Neither this Agreement nor the existence of the Option shall be construed as giving the Participant any right (a) to be retained in the employ of the Company or any of its affiliates; or (b) as a shareholder with respect to the Shares until the certificates for the Shares have been issued and delivered to the Participant.

Section 10.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

Section 11.  Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Munster, Indiana, and if to the Participant or his or her successor, to the address last furnished by the Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or the Participant.

Section 12.  Representations and Warranties of Participant. The Participant represents and warrants to the Company that he or she has received and reviewed a copy of the Plan.

Section 13.  Withholding. In connection with the delivery of shares of Common Stock as a result of the exercise of the Option, the Company shall have the right to require the Participant to pay an amount in cash sufficient to cover any tax, including any Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such delivery (“Withholding Tax”), and to make payment to the appropriate taxing authority of the amount of such Withholding Tax.

Section 14. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.

FINWARD BANCORP By: Name: Title: [Signature of Participant]

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